Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Place of Incorporation

VeeaSystems Inc.	Delaware
Veea Solutions Inc.	Delaware
VeeaSystems Development Inc.	Delaware
Veea Systems Ltd.	England and Wales
VeeaSystems SAS	France